Nelnet Board of Directors Appoints Three New Members; Longest-Serving Director Retires
LINCOLN, Neb., March 17, 2022 -- Nelnet (NYSE: NNI) announced today that its board of directors has been expanded to 10 members and enhanced with the appointments of Jona Van Deun, Adam Peterson, and Matthew Dunlap.
"We are proud to add three new members to our board of directors," said Mike Dunlap, executive chairman of Nelnet. "Jona, Adam, and Matthew each bring fresh perspectives, their own areas of expertise, and a commitment to Nelnet’s values, goals, and services.”
With an extensive background in politics and public affairs, Van Deun formerly served as the vice president of small business coalitions and engagement for the United States Chamber of Commerce and the director of coalitions for Koch Companies Public Sector. Over the course of her career, Van Deun has provided strategic expertise to several trade associations and Fortune 500 companies including 3M, DCI Group, Pillsbury, and the Property Casualty Insurers Association (PCI). She is currently the president of Nebraska Tech Collaborative. Van Deun will serve on the People Development and Compensation committee, the Nominating and Corporate Governance committee, and the Compliance committee.
Peterson is the managing member of The Magnolia Group, which is the general partner of Magnolia Capital Fund, and he is also co-chairman, co-CEO, and co-president of Boston Omaha, a public holding company with businesses engaged in several sectors including advertising, insurance, telecommunications, and real estate. Since June 2017, Peterson has also served as a director for Nicholas Financial, a publicly-traded company on the NASDAQ Global Select Market. Peterson will serve on the People Development and Compensation committee, the Nominating and Corporate Governance committee, and the Compliance committee.
Matt Dunlap is chief business development officer for Nelnet. He also serves on the board of directors of ALLO Communications, BankFirst, First Northeast Bank of Nebraska, and Lighthouse, a Lincoln, Neb.-based nonprofit. Dunlap will serve on the Risk and Finance committee and the Compliance committee.
Additionally, the board of directors’ longest-serving member, Jim Abel, retired as of March 17, 2022. As chairman and CEO of NEBCO, one of Nebraska’s largest employers, Abel has brought guidance and expertise to the board since August 2003.
"We are so grateful to Jim for his many years of dedication to the board of directors and wish him all the best in his retirement. He’s certainly earned it!" said Mike Dunlap.
Important additional information
Additional information about the new board members is contained in a Form 8-K filed by the company with the Securities and Exchange Commission (SEC) on March 17, 2022, and further information will be contained in Nelnet’s definitive proxy materials to be filed for its 2022 annual meeting of shareholders scheduled to be held on May 19, 2022. Adam Peterson has been appointed to the board as a Class II director with a term expiring at the 2022 annual meeting, and the company anticipates the board will recommend that shareholders vote at that meeting in favor of electing Mr. Peterson to continue to serve as a Class II director. The company expects to file its definitive proxy materials in April 2022, which will include information about the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise. Shareholders should read the proxy statement when it is available because it contains important information. Shareholders and investors will be able to obtain the proxy statement and any other relevant filed documents, free of charge, on the SEC’s website at www.sec.gov and on the company’s investor relations website at www.nelnetinvestors.com once such documents have been filed.

About Nelnet
Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Nelnet also has a significant investment in ALLO Communications, which provides fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate, early-stage and emerging growth companies, and renewable energy. For more information, visit Nelnet.com.